Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy J. Cope 952-449-7030
FOR IMMEDIATE RELEASE:
Friday, November 11, 2005
LAKES ENTERTAINMENT, INC. ANNOUNCES
DECISION IN SHINGLE SPRINGS APPEAL
     Minneapolis, November 11, 2005 — Lakes Entertainment, Inc. (LACO) announced today that the California Court of Appeal (“Court”) issued its decision in the County of El Dorado and Voices for Rural Living. v. Department of Transportation, Shingle Springs Band of Miwok Indians and Lakes Entertainment, Inc. The Court ruled in favor of the California Department of Transportation’s (“CalTrans”) appeal, rejecting the El Dorado County’s argument that the transportation conformity analysis did not conform to state standards. The Court also rejected all but two of the legal claims asserted in the appeal by El Dorado County and Voices for Rural Living against the environmental impact report prepared by CalTrans for the interchange that will connect Highway 50 to the Shingle Springs Rancheria. For the remaining two issues, the Court held that CalTrans must supplement its environmental analysis by adding some discussion to the air quality chapter to further explain the project’s contribution to overall vehicular emissions in the region, and that CalTrans also must evaluate whether a smaller casino and hotel would reduce environmental impacts. The Court acknowledged CalTrans lacks jurisdiction to require the Tribe to develop a smaller casino, but nevertheless required some discussion of this alternative in the interchange EIR.
     The Court’s decision is in response to an appeal by El Dorado County and Voices for Rural Living of a June 21, 2004 ruling by the Superior Court of California, County of Sacramento that indicated that CalTrans did not provide a quantitative showing to satisfy the court’s earlier request for a clarification on meeting the state ambient ozone standard.
     As Shingle Springs Tribal Chairman Nick Fonseca noted, “the Court decision could actually move our proposed project closer to completion because it eliminates most of the legal challenges filed against it. The Court ruled for us on thirteen issues, and there are two environmental issues that need further analysis, and then the project can proceed.” “We are encouraged by the Court’s movement,” added Tim Cope,

President of Lakes, “at this time, we are assessing the impact of the decision as it relates to when we can begin construction.”
     Lakes has an agreement with the Shingle Springs Tribe to develop and manage the casino and is ready to proceed with construction as soon as the litigation is resolved.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with six separate Tribes for new casino operations in Michigan, California, Texas and Oklahoma, a total of nine separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the relisting of Lakes’ common stock on The Nasdaq Stock Market, the SEC staff comments that question various aspects of Lakes’ financial statements, which comments have not yet been resolved; possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.